UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 27, 2007

(Date of earliest event reported)

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 27, 2007, Tech Data Corporation issued a press release, furnished as Exhibit 99.1 and incorporated herein by reference, announcing its financial results for its third quarter ended October 31, 2007. The information in this Form 8-K, including the exhibit noted in Item 9.01, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

GAAP to Non-GAAP Reconciliation

The disclosures of financial results for the three and nine months ended October 31, 2007, contained herein are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and for comparative purposes, are accompanied by disclosures and financial measures that are not prepared in conformity with GAAP. These non-GAAP disclosures include certain adjustments as noted below and the related tax effect not reflected in the GAAP presentations.

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Loss on disposal of subsidiaries related to the company’s closure of its operations in Israel and the United Arab Emirates (UAE). The loss on disposal of subsidiaries includes foreign currency translation losses previously recorded in shareholders’ equity as accumulated other comprehensive income, severance costs, selling expenses and certain asset write-offs. For the nine months ended October 31, 2007, these charges totaled $13.1 million.

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Charges related to the company’s European restructuring program announced in May 2005 and restructuring charges related to the closure of a European logistics facility. Restructuring charges for the three and nine months ended October 31, 2006 relate to the company’s European restructuring program announced in May 2005 and completed in October 2006. These program charges primarily include severance for workforce reductions, costs related to the exit and consolidation of facilities, and the write-off of certain assets. For the three and nine months ended October 31, 2006, these charges totaled $6.1 million and $23.8 million, respectively.

For the nine months ended October 31, 2007, the company incurred restructuring charges totaling $16.9 million related to the closure of a European logistics facility. The charges are comprised of approximately $8.3 million for severance costs and $8.6 million for facility costs and other fixed asset write-offs. The nine-month period ended October 31, 2007 also includes $(.8) million for changes in estimates related to the European restructuring program noted in the above paragraph.

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Consulting costs related to the company’s European restructuring program announced in May 2005 and completed in October 2006. These costs consist of consulting costs related to the company’s European restructuring program and the associated initiatives and are charged to selling, general and administrative expenses. For the three and nine months ended October 31, 2006, these costs totaled $2.8 million and $8.6 million, respectively.

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Increase in the valuation allowance for deferred tax assets. An $8.4 million increase in the valuation allowance for certain deferred tax assets related to the European operations was recorded in the three-month period ended July 31, 2006 which is included in the results for the nine-month period ended October 31, 2006.

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Non-cash charges related to impairment of goodwill. The company concluded that the carrying value of goodwill related to the European operations was impaired as of July 31, 2006. Accordingly, the company recorded a non-cash charge for the impairment of goodwill in the amount of $136.1 million in the three-month period ended July 31, 2006, which is included in the results for the nine-month period ended October 31, 2006.

We view non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share as the most relevant financial measures in comparing ourselves to other companies and in developing our future operating plans. We also use these non-GAAP financial measures to conduct and measure our business against internally developed objectives and evaluate the performance of our consolidated operations and geographic operating segments. Additionally, a significant portion of our management team’s incentive compensation is directly tied to profitability goals which exclude the impact of the adjustments indicated above.

Management believes that these non-GAAP measures are useful to investors because they provide meaningful comparisons to prior periods, management’s previous outlooks, and the analysts’ own financial models, which may exclude the costs of these actions.

Management recognizes that there is a material limitation associated with the use of these non-GAAP measures as compared to GAAP measures of operating income, net income and diluted earnings per share. The limitation of these non-GAAP measures is that they do not accurately reflect all period costs included in operating income and net income associated with these actions, and as such, may not be comparable to other companies with similar actions who present such costs differently. To compensate for this limitation, management believes that it is appropriate to consider operating income, net income and diluted earnings per share determined under GAAP as well as on a non-GAAP basis. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	November 27, 2007 Press Release by Tech Data Corporation (The information provided in this Exhibit 99.1 is furnished and shall not be deemed “filed”.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

November 27, 2007	/s/ JEFFERY P. HOWELLS
Jeffery P. Howells
Executive Vice President & Chief Financial Officer Tech Data Corporation